Exhibit 10.82

SECOND AMENDMENT TO

EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETE AGREEMENT

This Second Amendment to Employment, Confidentiality and Non-Compete Agreement (this “Second Amendment”), dated as of March 1, 2017 (“Amendment Date”), is by and between Elevate Credit Service, LLC, a Delaware limited liability company (“Company” or “Employer”) and Jason Harvison (“Employee”).

Recitals

WHEREAS, the Parties entered into that certain Employment, Confidentiality and Non-Compete Agreement, dated as of May 1, 2014 (the “Agreement”);

WHEREAS, the Agreement was amended by that certain First Amendment to Employment, Confidentiality and Non-Compete Agreement, dated as of December 11, 2015 (the “First Amendment”); and

WHEREAS, the Parties mutually desire to further amend the Agreement as set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows.

Agreement

1.	Definitions. Capitalized terms used but not defined in this Second Amendment shall have the respective definitions given to such terms in the Agreement and the First Amendment.

2.	Certain Definitions. Section 2.2.4(A)(iv) of the Agreement is hereby amended and restated, in its entirety, to read as follows:

“(iv)	Employee’s using for Employee’s own benefit or the benefit of any third party any material, non-public information, confidential information or proprietary information of any entity within the Elevate Group, or willfully or negligently disclosing any such information to third parties without the prior written consent of Company’s CEO or the Board of EC, or any violation by Employee of any of Employee’s obligations under Section 4; provided, however, that any such use or disclosure is subject to the whistleblower provisions of Employer’s Code of Business Conduct and Ethics Policy, and provided further, that nothing in this Agreement restricts Employee from initiating communications with, responding to any inquiry from, or providing testimony before the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority without the prior consent of Employer;”

3.	Base Salary. Section 2.3.1 of the Agreement is hereby amended and restated, in its entirety, to read as follows:

“2.3.1	As compensation for services rendered under this Agreement, Employee shall be entitled to receive from Company an aggregate minimum base salary of Four Hundred Thousand Dollars ($400,000) per annum for each twelve (12) month period from the date hereof, or such other amount as agreed to by the Parties from time to time. The base salary to be paid to Employee shall be paid bi-weekly in accordance with Company’s payroll policies less all applicable withholding or taxes which may be adjusted at the sole discretion of Company. Employee authorizes Company to make any deductions from his compensation, including from the final paycheck that are deemed necessary by Company to comply with state or federal laws on withholdings, to compensate for property not returned, or to recover any advances paid to Employee.”

4.	Discretionary Bonus. Section 2.3.2 of the Agreement is hereby amended and restated in its entirety, to read as follows:

“2.3.2	Discretionary Bonus. Each fiscal year, Employee shall be eligible to receive a bonus with a target value of eighty percent (80%) of base salary, or such other target value as agreed to by the Parties from time to time. Any bonus is discretionary and subject to ultimate determination by the Board. Furthermore, any bonus is not earned or accrued until paid and shall be paid less any applicable withholdings or taxes.”

5.	Protective Covenants. The following new Section 4.9 is added to the Agreement:

“4.9	18 U.S.C. § 1833(b) Notice. The Parties are hereby notified that 18 U.S.C. § 1833(b) states as follows:

A.	An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

B.	Accordingly, notwithstanding anything to the contrary in this Agreement, the Parties understand that they have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties understand that they also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. The Parties understand and acknowledge that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).”

6.	Entire Agreement. The Agreement, as amended by the First Amendment and this Second Amendment, constitutes the entire understanding and agreement among the parties regarding the subject matter hereof. Except as specifically amended by this Second Amendment, the Agreement and the First Amendment are ratified and confirmed in all respects.

7.	Signatures. This Second Amendment may be executed in any number of counterparts, each of which shall be enforceable against the Parties that execute such counterparts, and all of which together shall constitute one instrument. Signatures received by facsimile, PDF file or other electronic format shall be deemed to be original signatures.

IN WITNESS WHEREOF, in accordance with Section 8 of the Agreement, the undersigned have executed this Second Amendment to be effective as of the Amendment Date, regardless of the actual date of execution.

ELEVATE CREDIT SERVICE, LLC	JASON HARVISON

/s/ Kenneth E. Rees	/s/ Jason Harvison
Name: Kenneth E. Rees
Title: CEO

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